Tri-Continental Corporation
                                  Exhibit 77 C
                 Matters Submitted to a Vote of Security Holders






Tri-Continental Corporation Stockholders voted on the following proposals at the
Annual Meeting of Stockholders on May 4, 2006, in Baltimore, MD. Each proposal and number of shares voted are as follows:

Election of Directors:

                                                 For                  Withheld
                                    --------------------    -------------------
                                    --------------------    -------------------
Tri-Continental's Slate:
     John R. Galvin                         47,863,843              4,777,433
     William C. Morris                      49,000,824              3,640,452
     Robert L. Shafer                       49,046,166              3,595,110

Dissident's Slate:
     Arthur D. Lipson                       26,976,342              979,048
     Paul DeRosa                            27,032,586              922,804
     Marlene A. Plumlee                     26,988,125              967,265


                           For                  Against                Abstain
             --------------------    -------------------     -----------------
             --------------------    -------------------     -----------------
Ratification
of Deloitte &
Touche LLP       78,925,851              1,797,056               1,337,019
as Auditors


                           For                  Against                Abstain
              --------------------    -------------------     -----------------
              --------------------    -------------------     -----------------
To provide
for cumulative
voting in         36,916,603              42,075,778              3,067,523
the election of directors